Exhibit 2.1
PLAN OF MERGER AND MERGER AGREEMENT
Vision Bank [Gulf Shores, Alabama]

with and into
Vision Bank [Panama City, Florida]

under the charter of
Vision Bank [Panama City, Florida]

under the title of
Vision Bank [Panama City, Florida]

(Resulting Financial Institution)
     This AGREEMENT made between Vision Bank (hereinafter referred to as “Vision Bank (AL)”) a financial institution organized under the laws of the State of Alabama, with its main office located at 2201 West 1st St., Gulf Shores, County of Baldwin, in the State of Alabama 36542, (* and 7 branch offices and no trust service offices, with Total Capital Accounts of $75,000, divided into 75,000 shares of Capital Stock, each with $1.00 par value, Surplus of $26,875,000, and Undivided Profits or Retained Earnings of $15,213,944 as of December 31, 2006, and Vision Bank (hereinafter referred as “Vision Bank (FL)”), a financial institution organized under the laws of the State of Florida, with its main office located at 2200 Stanford Road, Panama City, County of Bay, in the State of Florida, 32405. (*and 8 branch offices and no trust service offices, with Total Capital Accounts of $116,000, divided into 23,200 shares of Capital Stock, each with $5.00 par value, Surplus of $22,660,588, and Undivided Profits of $3,624,181 as of December 31 , 2006, each acting pursuant unanimous written consent of its Board of

Directors, pursuant to the authority given in accordance with the provisions of Section 658.40 through 658.45, Florida Statutes, witnesseth as follows:
SECTION 1.
Vision Bank (AL) shall be merged into Vision Bank (FL) under the charter of Vision Bank (FL).
SECTION 2.
The name of the Resulting Financial Institution shall be “ Vision Bank .” The Resulting Financial Institution will exercise trust powers.
SECTION 3.
The business of the Resulting Financial Institution shall be that of a general commercial banking, trust company, or association [Select appropriate one] business. The business shall be conducted by the Resulting Financial Institution at its [May be submitted as an exhibit, if preferred.] main office which shall be located at 2200 Stanford Road, Panama City, Florida 32405, and at each existing and proposed branch office.
SECTION 4.
The amount of Total Capital Accounts of the Resulting Financial Institution shall be $116,000, divided into 23,200 shares of Capital Stock, FL each with $5.00 par value, and at the time the merger shall become effective, the Resulting Financial Institution shall have a Surplus of $49,610,588, and Undivided Profits or Retained Earnings, which when combined with the capital stock and surplus will equal to the combined total capital accounts of all of the merging or constituent financial institutions as stated in the preamble of this agreement, adjusted, however for normal earnings and expenses between January 1, 2007, and the effective time of the merger.

SECTION 5.
     All assets of Vision Bank (AL) ($407,546,309), as they exist at the effective time of the merger shall pass to and vest in the Resulting Financial Institution without any conveyance or other transfer; and the Resulting Financial Institution shall be considered the same business and corporate entity as each constituent financial institution with all the rights, powers, and duties of each constituent financial institution and the Resulting Financial Institution shall be responsible for all the liabilities of every kind and description, including liabilities arising out of the operation of a Trust Department, of each of the financial institutions existing as of the effective time of the merger.
SECTION 6.
Vision Bank (AL) , shall contribute to the Resulting Financial Institution acceptable assets having a book value, over and above its liability to its creditors, of at least $41,992,805 , having an estimated fair value as shown on the books of the financial institution over and above its liability to its creditors, of at least $41,992,805 , or 100 % of the estimated fair value of the excess acceptable assets, over and above liabilities to creditors, of the Resulting Financial Institution, adjusted, however, for normal earnings and expenses between January 1, 2007, and the effective time of the merger, and for allowance of cash payments, if any, permitted under this agreement. The difference between the book value and the estimated fair value of assets to be contributed by Vision Bank (AL) is made up as follows: 100% of fair value. At the effective time of the merger, Vision Bank (FL) shall have on hand acceptable assets having a book value of at least $26,243,331 , over and above its liability to its creditors, and having a fair value, over and above its liability to its creditors, of at least

$26,243,331, or 100% of the estimated fair value of excess acceptable assets, over and above liabilities to creditors, of the Resulting Financial Institution, adjusted, however, for normal earnings and expenses between January 1, 2007, and the effective time of the merger, and for allowance of cash payments, if any, permitted under this agreement. The difference between the book and fair value of excess acceptable assets, as set forth above, is made up as follows: 100% of fair value.
SECTION 7.
Of the capital stock of the Resulting Financial Institution, the presently outstanding 23,200 shares of capital stock of Vision Bank (FL) each of $5.00 par value, shall remain outstanding as 23,200 shares of the Resulting Financial Institution, each of $5.00 par value, and the holders thereof shall retain their present rights therein; and the shareholders of Vision Bank (AL), in exchange for the excess acceptable assets contributed by their financial institution to Resulting Financial Institution, shall be entitled to receive no shares of capital stock of the Resulting Financial Institution. No fractions of a share of the Resulting Financial Institution shall be issued and the shareholders of the Other Financial Institutions who, except for this provision, would be entitled to receive a fraction of a share shall be paid in cash the fair value thereof in accordance with provisions relating thereto hereinafter set out.
SECTION 8.
There are no dissenting shareholders of constituent financial institutions.
SECTION 9.
The owners of shares which voted against the approval of the merger shall be entitled to receive their value in cash, if and when the merger becomes effective. The value of such shares of the above named constituent state financial institutions shall be determined in accordance with Section 658.44, Florida Statutes.
SECTION 10.
Neither of the financial institutions shall declare or pay any dividend to its shareholders between the date of this agreement and the time at which the merger shall become effective, nor dispose of any of its assets in any other manner except in the normal course of business and for adequate value.
SECTION 11.
The following named persons shall serve as the Board of Directors and executive officers of the Resulting Financial Institution until the next annual meeting of shareholders or until such time as their successors have been elected and have qualified:
Directors — William E. Blackmon, James D. Campbell, Al Cathey, George Core, C. Daniel DeLawder, Kim Styles DiBacco, Jerry Gaskin, Joey W. Ginn, Carolyn Husband, Charles S. Isler, Patrick Michael Koehnemann, Lana Jane Lewis-Brent, Robert S. McKean, Jimmy Theo Patronis, Jack Prescott, Sr., John Robbins, J. Daniel Sizemore (Chairman), George W. Skipper, III, Jerry W. Sowell, Jr., James Michael Strohmenger and Michael Lee Walker;
Executive Officers — J. Daniel Sizemore, Chief Executive Officer; Joey W. Ginn, President; Frank A. Hall, Executive Vice President and Regional President; William P. Lloyd, Executive Vice President and Senior Lender; Diane Anderson, Executive Vice President and Regional President; William E. Blackmon, Executive Vice President and Regional President; and Andrew W. Braswell, Executive Vice President and Senior Credit Officer.
SECTION 12.
This agreement may be terminated by the unilateral action of the Board of

Directors of any constituent financial institution prior to the approval of the stockholders of the said constituent financial institution or by the mutual consent of the Board of all constituent financial institutions after the shareholders of the constituent financial institution have ratified this agreement and approved the merger. Since time is of the essence to this agreement, if for any reason the transaction shall not have been consummated by December 31, 2007, this agreement shall terminate automatically as of that date unless extended in writing prior to said date by mutual action of the Boards of Directors of the constituent financial institutions.
SECTION 13.
This agreement shall be ratified and confirmed by the affirmative vote of the shareholders of each of the financial institutions owning at least a majority of its capital stock outstanding, at a meeting to be held on the call of the Directors or as otherwise provided by the bylaws, and the merger shall become effective at the time specified in a Certificate to be issued by the Director of the Office of Financial Regulation pursuant to 658.45, Florida Statutes, approving the merger.
SECTION 14.
This agreement is also subject to the following terms and conditions:
(a) Office of Financial Regulation shall have approved this Agreement to Merge and shall have issued all other necessary authorizations and approvals for the merger, including a Certificate of Merger.
(b) The appropriate federal regulatory agency(ies) shall have approved the merger and shall have issued all other necessary authorizations and approvals for the merger, and any statutory waiting period shall have expired.

SECTION 15.
Effective as of the time this merger shall become effective as specified in the “Certificate of Merger” to be issued by the Office of Financial Institutions and Securities Regulation, the Articles of Incorporation of the Resulting Financial Institution shall read as set forth on Exhibit A.
WITNESS the signatures and seals of said constituent financial institutions this 10th day of July, 2007, each hereunto set by its President or a Vice President and attested by its Cashier / Secretary or                                         , pursuant to a resolution of its Board of Directors, acting by a majority thereof, and witness the signatures hereto of a majority of each of said Boards of Directors.

Attest:	Vision Bank
(Financial Institution)

	By	/s/ Joey W. Ginn
President

/s/ Debbie Schmidt
Cashier / Secretary

/s/ William E. Blackmon

/s/ James Michael Strohmenger

/s/ J. Daniel Sizemore

/s/ John Robbins

(Seal of Financial Institution)		/s/ Joey W. Ginn

/s/ Charles S. Isler

/s/ Kim Styles DiBacco

/s/ Jack Prescott, Sr.

/s/ C. Daniel DeLawder

/s/ Patrick Michael Koehnemann

/s/ Carolyn Husband

/s/ Lana Jane Lewis-Brent

/s/ Jerry Gaskin

/s/ James D. Campbell

/s/ Robert S. McKean

/s/ Jimmy T. Patronis, Jr.

/s/ George W. Skipper, III

/s/ Jerry W. Sowell

/s/ Al Cathy
Directors of Vision Bank
(Financial Institution)

EXHIBIT A
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
VISION BANK
ARTICLE I
     The name of the corporation shall be Vision Bank and its initial place of business shall be at 2200 Stanford Road, Panama City, Bay County, Florida 32405.
ARTICLE II
     The general nature of the business to be transacted by this corporation shall be that of a general and commercial banking business with all the rights, powers and privileges granted and conferred by the Florida Financial Institutions Code, regulating the organization, powers, and management of banking corporations.
ARTICLE III
     The total number of shares authorized to be issued by the corporation shall be 50,000. Such shares shall be of a single class and shall have a par value of $5.00 per share. The corporation shall begin business with at least $116,000 in paid-in capital stock to be divided into 23,200 shares. The amount of capital of the corporation shall not be less than the amount required by applicable Florida laws and regulations.
ARTICLE IV
     The term for which said corporation shall exist shall be perpetual unless terminated pursuant to the Florida Financial Institutions Code.
ARTICLE V
     The number of directors shall not be fewer than five (5). The name and addresses of the directors of the corporation at the time of this amendment and restatement are as listed below:

J. Daniel Sizemore	Joey W. Ginn	Jerald D. Gaskin

Carolyn M. Husband	William A. Cathy

Lana Jane Lewis-Brent	William E. Blackmon	Robert S. McKean

James D. Campbell	Charles S. Isler, III	George W. Skipper, III

Patrick M. Koehnemann	John S. Robbins	Jimmy T. Patronis, Jr.

Jack B. Prescott		Jerry W. Sowell

James M. Strohmenger	Kim Styles-DiBacco	C. Daniel DeLawder
     IN WITNESS WHEREOF, the undersigned has caused these Amended and Restated Articles of incorporation of Vision Bank to be executed by its duly authorized officer as of the 10th day of July, 2007 and authorizes the Office of Financial Regulation to file these articles with Division of Corporations upon approval.

VISION BANK
By:
Name:
Title:

APPROVAL
     Approved by the                                                              of the State of Florida on this       day of                                                              , 2007.

By:
Name:
Title: